Exhibit 99.1

Notice dated January 16, 2025

ONCOR EXTENDS DEADLINE FOR EXCHANGE OFFERS

Oncor Electric Delivery Company LLC (“Oncor”) is extending the expiration date of its registered exchange offers to 5:00 p.m. New York City time on January 21, 2025. The exchange offers are offers to exchange (i) $550,000,000 aggregate principal amount of Oncor’s 4.65% Senior Secured Notes due 2029 (the “2029 Exchange Notes”) that have been registered under the Securities Act of 1933, as amended (the “Securities Act”) for any and all of its 4.65% Senior Secured Notes due 2029 that were issued in a private offering on November 13, 2024 (the “2029 Notes”), and (ii) $750,000,000 aggregate principal amount of Oncor’s 5.55% Senior Secured Notes due 2054 (the “2054 Exchange Notes” and, collectively with the 2029 Exchange Notes, the “Exchange Notes”) that have been registered under the Securities Act for any and all of its 5.55% Senior Secured Notes due 2054 issued in a private offering on June 21, 2024 (the “2054 Notes” and, collectively with the 2029 Notes, the “Outstanding Notes”).

As of 5:00 pm (New York City time) on January 15, 2025, approximately $408 million in aggregate principal amount of the 2029 Notes and $569 million in aggregate principal amount of the 2054 Notes have been tendered for exchange. Oncor will accept for exchange any and all Outstanding Notes validly tendered and not withdrawn prior to the new expiration date, unless such expiration date is further extended. Holders of the Outstanding Notes may withdraw the tender of their Outstanding Notes at any time prior to the new expiration date. Oncor does not currently intend to extend the exchange offers any further.

The Exchange Notes are substantially identical to the Outstanding Notes, except that the Exchange Notes have been registered under the Securities Act. The terms of the exchange offers and other information relating to Oncor are set forth in a prospectus dated December 17, 2024. Copies of the prospectus and related letters of transmittal may be obtained from The Bank of New York Mellon Trust Company, N.A. which is serving as the exchange agent for the exchange offer. The Bank of New York Mellon Trust Company, N.A. may be contacted as follows:

By Email	By Telephone
CT_REORG_UNIT_INQUIRIES@bnymellon.com	Meera Thillai (615) 381-1655

By Mail, Overnight Courier or Hand Delivery:

The Bank of New York Mellon Trust Company, N.A.

Corporate Trust

500 Ross Street, Suite 625

Pittsburgh, Pennsylvania 15262

Attn: Meera Thillai

The prospectus and other materials related to the exchange offers may also be obtained free of charge at the U.S. Securities and Exchange Commission’s web site (www.sec.gov). These documents contain important information that should be read carefully before any decision is made with respect to the exchange offers.

This notice shall not constitute an offer to sell or the solicitation of an offer to buy any security and shall not constitute an offer, solicitation or sale in any jurisdiction in which such offering, solicitation or sale would be unlawful.

Oncor 1616 Woodall Rodgers Freeway Dallas, Texas 75202 oncor.com